Exhibit 99.2

Nerdy Announces Second Quarter 2022 Financial Results

St. Louis, August 15, 2022 – Nerdy Inc. (NYSE: NRDY) today announced financial results for the second quarter ended June 30, 2022.

“During the second quarter, Nerdy made tremendous strides in advancing our product strategy that delivers on our ‘always on’ vision for both consumer and institutional customers,” said Chuck Cohn, Founder, Chairman and Chief Executive Officer of Nerdy Inc. “With the rollout of Learning Memberships for consumers, and the launch of On Demand and Teacher Assigned offerings for K-12 schools, we are heading into the back-to-school season for the 2022-2023 school year in a position to offer the majority of our customers these new, recurring solutions that will drive deeper engagement and support ongoing learning throughout the school year and beyond.”

Please visit the Nerdy investor relations website https://www.nerdy.com/investors to view the Nerdy Q2 Shareholder Letter on the Quarterly Results Page.

Financial Highlights

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Revenue Above High End of Guidance Range – In the second quarter, Nerdy delivered revenue of $42.2 million, results exceeding the guidance range of $37-40 million, and up 29% as compared to the second quarter of 2021. Revenue growth was driven by continued strength in the consumer 1-on-1 audiences and the addition of Nerdy’s institutional business, Varsity Tutors for Schools.

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Strong Marketplace Dynamics – Nerdy continued to drive growth and engagement with both Learners and Experts. Active Learners increased 36% and Online Sessions were up 35% compared to the second quarter of 2021. The number of Active Experts on the platform increased 42% versus the same period in the prior year.

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Institutional Momentum – In the second quarter Varsity Tutors for Schools signed new 44 contracts and yielded $4.2 million in revenue, representing 10% of second quarter revenue, consistent with our expectations. Nerdy is actively promoting the unparalleled breadth of Varsity Tutors for Schools’ learning solutions, including High Dosage, On Demand, and Teacher Assigned as we approach the start of the 2022-2023 academic school year.

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Gross Profit – Gross profit of $28.8 million in the second quarter increased 35.2% year-over-year. Gross profit increases were primarily driven by growth across consumer 1-on-1 audiences and the addition of our institutional business, Varsity Tutors for Schools.

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Liquidity and Profitability – With no debt and $121.0 million of cash on the balance sheet, Nerdy has ample liquidity to fund the business and pursue growth initiatives. We continue to expect to achieve adjusted EBITDA profitability by the end of 2023.

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Codeverse Acquisition – In July Nerdy completed the acquisition of Codeverse, a platform that helps kids learn to code by creating interactive and shareable video games through guided projects and missions, which we intend to integrate into our all-inclusive learning membership later this year and make available to our institutional customers next year.

Webcast and Earnings Conference Call

Nerdy management will host a conference call today August 15, 2022 at 5:00 p.m. Eastern Time. Interested parties in the U.S. may listen to the call by dialing 1-844-200-6205. International callers can dial 1-929-526-1599. The Conference ID is 802623. A live webcast of the call will also be available on Nerdy’s investor relations website at https://www.nerdy.com/investors. A replay of the webcast will be available on Nerdy’s website for one year following the event and a telephonic replay of the call will be available until August 22, 2022 by dialing 1-866-813-9403 from the U.S. or 44-204-525-0658 from all other locations, and entering the access code 599693.

About Nerdy Inc.

Nerdy (NYSE: NRDY) is a leading platform for live online learning, with a mission to transform the way people learn through technology. The Company’s purpose-built proprietary platform leverages technology, including AI, to connect learners of all ages to experts, delivering superior value on both sides of the network. Nerdy’s comprehensive learning destination provides learning experiences across 3,000+ subjects and multiple formats—including one-on-one instruction, small group classes, large format group classes, and adaptive self-study. Nerdy’s flagship business, Varsity Tutors, is one of the nation’s largest platforms for live online tutoring and classes. Its solutions are available directly to students and consumers, as well as through schools and other institutions. Learn more about Nerdy at https://www.nerdy.com/.

Forward-looking statements

The information included herein and in any oral statements made in connection herewith may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions, or strategies regarding the future. Additionally, any statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “approximately,” “believes,” “contemplates,” “continues,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “outlook,” “plans,” “possible,” “potential,” “predicts,” “projects,” “should,” “seeks,” “will,” “would,” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements made herein relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements.

There are a significant number of factors that could cause actual results to differ materially from statements made herein or in connection herewith, including but not limited to, our limited operating history, which makes it difficult to predict our future financial and operating results; our history of net losses; risks associated with our intellectual property, including claims that we infringe on a third party’s intellectual property rights; risks associated with our classification of some individual and entities we contract with as independent contractors; risks associated with the liquidity and trading of the Company’s securities; risks associated with payments that we may be required to make under the tax receivable agreement; risks associated with the terms of our warrants; litigation, regulatory and reputational risks arising from the fact that many of our learners are minors; our lack of an effective control environment that meets our accounting and reporting requirements; changes in applicable laws or regulations; the possibility of cyber-related incidents and their related impacts on our business and results of operations; the possibility that COVID-19 may adversely affect our results of operations, financial position and cash flows; the possibility that we may be adversely affected by other economic, business and/or competitive factors; and risks associated with managing our rapid growth. Our actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, risks detailed in our filings with the SEC, including our Annual Report on Form 10-K filed on February 28, 2022, as well as other filings that we may make from time to time with the SEC.

Contacts

Brian Nelson

Media Relations

press@nerdy.com

Molly Sorg

Investor Relations

investors@nerdy.com